Exhibit 99.1

Castellum Announces That It Is One of The Winners Of The $900 million Air Force Architecture and Integration Directorate Multiple Award Indefinite Delivery/Indefinite Quantity Contract (AFLCMC/XA) (MAC IDIQ)

Potomac, Maryland – December 12, 2022 – Castellum, Inc. (NYSE: CTM) is pleased to announce that it is one of the winners of the Architecture and Integration Directorate Multiple Award Indefinite Delivery/Indefinite Quantity Contract (AFLCMC/XA) (MAC IDIQ) contract. Castellum’s award is through our subsidiary Specialty Systems, Inc. (SSI). This multiple award IDIQ prime contract has a ceiling of $900,000,000 and a 10-year period of performance and is with the Department of the Air Force, Air Force Materiel Command, Air Force Life Cycle Management Center, Architecture, and Integration Directorate.

As an awardee on this IDIQ contract, SSI can compete for task orders up to the $900,000,000 ceiling, for the development of innovative approaches that bring multi-domain systems capabilities, the characterization of new technologies and systems through studies, recurrent demonstration, and rapid development to enable rapid prototyping, and test and capability transition. The location of work performance will be determined at the contract delivery order level and is expected to be completed by December 2032. These awards are the result of full and open competition, and 94 responses were received. Fiscal 2022 operations and maintenance funds in the amount of $1,000 will be initially awarded to each contractor. Air Force Life Cycle Management, Wright Patterson AFB, Ohio, is the contracting activity.

“This is an important prime contract award as it will permit us to take the capabilities that we have provided for years to the Army and Navy into the Air Force,” said Mark Fuller, President and CEO of Castellum. “With a 10-year period of performance we will be focusing resources and efforts on this contract vehicle to provide the Air Force with a variety of services to meet their mission needs while growing and diversifying the customer base of Castellum.”

About Castellum, Inc.:

Castellum, Inc. (NYSE: CTM) is a defense-oriented technology company which is executing strategic acquisitions in the cyber security, information technology and software, information warfare, and electronic warfare and engineering services space - http://castellumus.com/.

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters disclosed at www.otcmarkets.com. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.  Specifically, for this IDIQ contract award, Castellum will not be generating $900 million of business as it is not the only awardee of the contract vehicle.

Contact:
Mark Fuller, CEO
info@castellumus.com

301-961-4895